Agree Realty Corporation Reports Operating Results For The Second Quarter 2014

FARMINGTON HILLS, Mich., July 28, 2014 /PRNewswire/ -- Agree Realty Corporation (NYSE: ADC) today announced results for the quarter ended June 30, 2014. All per share amounts included herein are on a diluted per common share basis unless otherwise stated.

Second Quarter Financial and Operating Highlights:

  Increased total rental revenue 19.1% to $11.9 million from $10.0 million
  Increased FFO per share 5.9% to $0.54 from $0.51
  Increased AFFO per share 5.8% to $0.55 from $0.52
  Announced $18.5 million of investment activity, including:
    $12.5 million of retail net lease acquisitions
    $1.7 million redevelopment project for Buffalo Wild Wings
    $4.3 million Joint Venture Capital Solutions project for a Cash & Carry store
  Paid $0.43 per share quarterly dividend on July 8, 2014

Financial Results

Total Rental Revenue

Total rental revenue, which includes minimum rents and percentage rents, for the three months ended June 30, 2014 increased 19% to $11,933,000 compared with total rental revenue of $10,022,000 for the comparable period in 2013.

Total rental revenue for the six months ended June 30, 2014 increased 21% to $23,456,000 compared with total rental revenue of $19,413,000 for the comparable period in 2013.

Funds from Operations

Funds from operations (FFO) for the three months ended June 30, 2014 increased 19% to $8,092,000 compared with FFO of $6,804,000 for the comparable period in 2013. FFO per share for the three months ended June 30, 2014 increased 5.9% to $0.54 compared with FFO per share of $0.51 for the comparable period in 2013.

FFO for the six months ended June 30, 2014 increased 21% to $15,978,000 compared with FFO of $13,186,000 for the comparable period in 2013. FFO per share for the six months ended June 30, 2014 increased 6.0% to $1.06 compared with FFO per share of $1.00 for the comparable period in 2013.

Adjusted Funds from Operations

Adjusted funds from operations (AFFO) for the three months ended June 30, 2014 increased 18% to $8,266,000 compared with AFFO of $6,996,000 for the comparable period in 2013. AFFO per share for the three months ended June 30, 2014 increased 5.8% to $0.55 compared with AFFO per share of $0.52 for the comparable period in 2013.

AFFO for the six months ended June 30, 2014 increased 22% to $16,367,000 compared with AFFO of $13,407,000 for the comparable period in 2013. AFFO per share for the six months ended June 30, 2014 increased 6.9% to $1.08 compared with AFFO per share of $1.01 for the comparable period in 2013.

Net Income

Net income for the three months ended June 30, 2014 was $2,716,000, or $0.18 per share, compared with $4,530,000, or $0.34 per share, for the comparable period in 2013. The primary driver of the variance was a $2,800,000 non-cash impairment taken against the Company's Chippewa Commons shopping center as a result of Kmart, the property's anchor tenant, electing not extend its lease beyond its natural expiration on November 30, 2014.

Net income for the six months ended June 30, 2014 was $8,226,000, or $0.55 per share, compared with $9,921,000, or $0.75 per share, for the comparable period in 2013. The primary driver of the variance was the non-cash impairment taken against the Company's Chippewa Commons shopping center.

Dividend

The Company paid a cash dividend of $0.43 per share on July 8, 2014 to stockholders of record on June 30, 2014. The quarterly dividend represented payout ratios of 80% of FFO and 78% of AFFO, respectively.

CEO Comments

"I am pleased to report our operating results for the second quarter of 2014 as we continue to source high-quality opportunities across our three investment platforms," said Joey Agree, President and Chief Executive Officer. "Our portfolio and balance sheet remain strong and we look forward to executing on a growing pipeline of opportunities in the second half of the year."

Portfolio Update

As of June 30, 2014, the Company's portfolio consisted of 142 properties located in 34 states with a total of 3.9 million square feet of gross leasable space. Net leased properties contributed approximately 86% of annualized base rent with the remainder derived from community shopping centers.

The portfolio was approximately 99% leased, had a weighted average remaining lease term of approximately 11.3 years, and generated approximately 59% of annualized base rents from investment grade tenants.

Acquisitions

The Company acquired two net lease retail properties during the second quarter for approximately $12.5 million, including an Academy Sports in McKinney, Texas and a Michaels store in Wausau, Wisconsin.

Subsequent to quarter end, the Company announced the acquisition of a 13 property Taco Bell portfolio for $19.0 million via a sale-leaseback transaction with Charter Foods, as well as the acquisition of a Giant Eagle grocery store for approximately $5.7 million.

Academy Sports, Charter Foods and Giant Eagle are all new tenants for the Company and the acquired Taco Bell restaurants represent the introduction of this leading brand to the portfolio.

Development

In May 2014, the Company announced the acquisition of a former TGI Friday's restaurant that will be redeveloped for Buffalo Wild Wings in St. Augustine, Florida. Buffalo Wild Wings has executed a 15 year net lease to occupy the redeveloped property which is expected to be completed in the fourth quarter of 2014.

As of June 30, 2014 the Company's construction in progress balance totaled approximately $11.9 million which primarily reflects current investments in the St. Augustine Buffalo Wild Wings mentioned above, as well as the previously announced McDonald's development in East Palatka, Florida and Joint Venture Capital Solutions projects in New Lenox, Illinois and Burlington, Washington.

Joint Venture Capital Solutions

In June 2014, the Company announced its third Joint Venture Capital Solutions project and closed on a parcel of land located in Burlington, Washington. Cash & Carry has executed a 15 year net lease to occupy a 20,000 square foot store upon completion. The total project cost is approximately $4.3 million and rent is anticipated to commence in the first quarter of 2015. The Company will construct and own a 100% interest in the project.

Leasing

During the quarter, Kmart and Rite Aid each exercised five-year extension options at Marshall Plaza and will continue operating at the property until at least November 30, 2020 and March 31, 2021, respectively. In addition, the Company's freestanding Kmart in Grayling, MI exercised a three-year extension option and will continue to lease the 52,320 square foot space until at least September 30, 2017. Kmart declined to exercise extension options at Chippewa Commons, Ferris Commons and Petoskey Town Center, but will continue to pay full rent through the end of their respective lease terms as the Company pursues disposition or redevelopment plans for the assets.

Also during the quarter, Hobby Lobby celebrated its grand opening at Petoskey Town Center and the Company executed new leases or extensions for approximately 9,000 square feet of small shop space within the shopping center portfolio.

Top Tenants

The following is a breakdown of base rents in effect at June 30, 2014 for the Company's major tenants:

Top 10 Tenants	Annualized Base Rent	% of Total Base Rent
Walgreens	$12,362,304	25.6%
Wawa	2,464,165	5.1%
CVS	2,463,490	5.1%
Kmart	2,386,344	4.9%
Wal-Mart	2,036,850	4.2%
Rite Aid	1,962,135	4.1%
Lowe's	1,846,476	3.8%
LA Fitness	1,692,841	3.5%
Kohl's	1,179,650	2.4%
Dick's Sporting Goods	1,087,982	2.3%
Total Top 10 Tenants	$29,482,237	61.1%

Lease Expiration

The following table, as of June 30, 2014, sets forth lease expirations for the next 10 years for the Company's portfolio, assuming that none of the tenants exercise renewal options or terminate their leases prior to the contractual expiration date:

		Annualized Base Rent		Gross Leasable Area

Year	Leases	Amount	% of Total	Square Footage	% of Total
2014	5	$574,023	1.2%	112,679	2.9%
2015	19	1,805,893	3.7%	325,517	8.4%
2016	14	954,817	2.0%	96,941	2.5%
2017	14	1,998,621	4.1%	147,366	3.8%
2018	17	2,173,170	4.5%	314,392	8.1%
2019	15	3,769,774	7.8%	351,211	9.1%
2020	12	2,073,748	4.3%	259,350	6.7%
2021	14	3,736,838	7.7%	204,161	5.3%
2022	10	2,042,989	4.2%	223,723	5.8%
2023	15	2,419,709	5.0%	221,095	5.7%
Thereafter	79	26,701,032	55.3%	1,622,686	41.8%
Total	214	$48,250,613	100.0%	3,879,121	100.0%

Capital Markets and Balance Sheet

Balance Sheet Summary

As of June 30, 2014, the Company's total debt to total market capitalization was approximately 28%. Total market capitalization is calculated as the sum of total debt and the market value of the Company's outstanding shares of common stock, assuming conversion of operating partnership units.

For the three and six months ended June 30, 2014, the Company's fully diluted weighted average shares outstanding were 14,775,596 and 14,769,199. The basic weighted average shares outstanding for the three and six months ended June 30, 2014 were 14,714,357 and 14,709,509.

The Company's assets are held by, and all of its operations are conducted through, Agree Limited Partnership, of which the Company is the sole general partner. As of June 30, 2014, there were 347,619 operating partnership units outstanding and the Company held a 97.73% interest.

Subsequent to quarter end, the Company announced that it had entered into a $250.0 million senior unsecured Revolving Credit and Term Loan Agreement (the "Agreement") which increased the size of the Company's revolving credit facility from $85.0 million to $150.0 million, added a new $65.0 million term loan and amended its existing $35.0 million term loan to conform to the terms of the Agreement.

The Agreement provides for modifications to the Company's existing facilities by, among other things, increasing the size of the accordion feature for the revolving credit facility to as much as $100.0 million, lowering applicable interest rate spreads and unused fees, and modifying certain other terms and financial covenants. The maturity date on the revolving credit facility was extended to July 21, 2018, with an additional one-year extension option, the new $65.0 million term loan has a maturity date of July 21, 2021, and the existing $35.0 million term loan remains due on September 29, 2020.

Conference Call/Webcast

Agree Realty Corporation will host a live broadcast of its second quarter 2014 conference call on Tuesday, July 29, 2014 at 9:00 am EDT to discuss its financial and operating results. The live broadcast will be available online at: http://www.videonewswire.com/event.asp?id=99963 and also by telephone at USA Toll Free: 1-877-870-4263 and International: 1-412-317-0790. A replay will be available shortly after the call by telephone at US Toll Free: 1-877-344-7529 (conference #10049225) or International Toll: 1-412-317-0088 (conference #10049225) until October 30, 2014.

About Agree Realty Corporation

Agree Realty Corporation is primarily engaged in the acquisition and development of net leased properties leased to industry leading retail tenants. The Company currently owns and operates a portfolio of 156 properties located in 34 states and containing approximately 4.0 million square feet of gross leasable space. The common stock of Agree Realty Corporation is listed on the New York Stock Exchange under the symbol "ADC."

For additional information, visit the Company's home page on the Internet at http://www.agreerealty.com.

Forward-Looking Statements

The Company considers portions of the information contained in this release to be forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, each as amended. These forward-looking statements represent the Company's expectations, plans and beliefs concerning future events. Although these forward-looking statements are based on good faith beliefs, reasonable assumptions and the Company's best judgment reflecting current information, certain factors could cause actual results to differ materially from such forward–looking statements. Such factors are detailed from time to time in reports filed or furnished by the Company with the Securities and Exchange Commission, including the Company's Form 10-K for the year ended December 31, 2013. Except as required by law, the Company assumes no obligation to update these forward–looking statements, even if new information becomes available in the future.

Agree Realty Corporation
Operating Results (in thousands, except per share amounts)
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2014	2013	2014	2013
Revenues:
Minimum rents	$ 11,791	$ 10,022	$ 23,314	$ 19,394
Percentage rent	142	-	142	19
Operating cost reimbursements	947	579	1,970	1,116
Other income	24	-	53	-
Total Revenues	12,904	10,601	25,479	20,529
Expenses:
Real estate taxes	740	508	1,437	931
Property operating expenses	458	264	957	591
Land lease payments	107	107	214	214
General and administration	1,617	1,594	3,209	3,080
Depreciation and amortization	2,591	2,227	5,105	4,115
Impairment charge	2,800	-	2,800	-
Total Operating Expenses	8,313	4,700	13,722	8,931
Income from Operations	4,591	5,901	11,757	11,598
Other Income (Expense)
Interest expense	(1,875)	(1,525)	(3,669)	(2,965)
Income Before Discontinued Operations	2,716	4,376	8,088	8,633
Gain on sale of asset from discontinued operations	-	-	123	946
Income from discontinued operations	-	154	15	342
Total Discontinued Operations	-	154	138	1,288
Net Income	2,716	4,530	8,226	9,921
Net income attributable to non-controlling interest	62	117	187	258
Net Income Attributable to Agree Realty Corporation	2,654	4,413	8,039	9,663
Other Comprehensive Income (loss) , Net of ($19), $33, ($29), and $40
Attributable to Non-Controlling Interest	(831)	1,278	(1,281)	1,522
Total Comprehensive Income Attributable to Agree Realty Corporation	$ 1,823	$ 5,691	$ 6,758	$ 11,185
Basic Earnings Per Share
Continuing operations	$ 0.18	$ 0.33	$ 0.54	$ 0.65
Discontinued operations	-	0.01	0.01	0.10
	$ 0.18	$ 0.34	$ 0.55	$ 0.75
Dilutive Earnings Per Share
Continuing operations	$ 0.18	$ 0.33	$ 0.53	$ 0.65
Discontinued operations	-	0.01	0.01	0.10
	$ 0.18	$ 0.34	$ 0.54	$ 0.75
Weighted Average Number of Common Shares Outstanding - Basic	14,714	12,985	14,710	12,818
Weighted Average Number of Common Shares Outstanding - Dilutive	14,776	13,066	14,769	12,889

Agree Realty Corporation
Funds from Operations (in thousands, except per share amounts)
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2014	2013	2014	2013
Reconciliation of Funds from Operations to Net Income: (1)
Net income	$ 2,716	$ 4,530	$ 8,226	$ 9,921
Depreciation of real estate assets	2,012	1,763	3,964	3,358
Amortization of leasing costs	29	28	59	55
Amortization of lease intangibles	535	483	1,052	798
Impairment charge	2,800	-	2,800	-
(Gain) Loss on sale of assets	-	-	(123)	(946)
Funds from Operations	$ 8,092	6,804	$ 15,978	13,186
Funds from Operations Per Share - Dilutive	$ 0.54	$ 0.51	$ 1.06	$ 1.00
Weighted Average Number of Common Shares Outstanding - Dilutive	15,123	13,413	15,117	13,237

Adjusted Funds from Operations (in thousands, except per share amounts)
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2014	2013	2014	2013
Reconciliation of Adjusted Funds from Operations to Net Income: (1)
Net income	$ 2,716	$ 4,530	$ 8,226	$ 9,921
Cumulative adjustments to calculate FFO	5,376	2,274	7,752	3,265
Funds from Operations	8,092	6,804	15,978	13,186
Straight-line accrued rent	(316)	(225)	(604)	(628)
Deferred revenue recognition	(116)	(116)	(232)	(232)
Stock based compensation expense	515	455	1,043	925
Amortization of financing costs	91	78	182	156
Adjusted Funds from Operations	$ 8,266	6,996	$ 16,367	13,407
Adjusted Funds from Operations Per Share - Dilutive	$ 0.55	$ 0.52	$ 1.08	$ 1.01

Supplemental Information:
Scheduled principal repayments	$ 895	$ 858	$ 1,801	$ 1,708
Capitalized interest	$ 58	$ 125	$ 114	$ 328

(1) FFO is defined by the National Association of Real Estate Investment Trusts, Inc. (NAREIT) to mean net income computed in accordance with U.S. generally accepted accounting principles (GAAP), excluding gains (or losses) from sales of property, plus real estate related depreciation and amortization and any impairment charges on a depreciable real estate asset, and after adjustments for unconsolidated partnerships and joint ventures. Management uses FFO as a supplemental measure to conduct and evaluate the Company's business because there are certain limitations associated with using GAAP net income by itself as the primary measure of the Company's operating performance. Historical cost accounting for real estate assets in accordance with GAAP implicitly assumes that the value of real estate assets diminishes predictably over time. Since real estate values instead have historically risen or fallen with market conditions, management believes that the presentation of operating results for real estate companies that use historical cost accounting is insufficient by itself.

FFO should not be considered as an alternative to net income as the primary indicator of the Company's operating performance or as an alternative to cash flow as a measure of liquidity. Further, while the Company adheres to the NAREIT definition of FFO, its presentation of FFO is not necessarily comparable to similarly titled measures of other REITs due to the fact that not all REITs use the same definition.

Adjusted Funds from Operations ("AFFO") is a non-GAAP financial measure of operating performance used by many companies in the REIT industry. AFFO further adjusts FFO for certain non-cash items that reduce or increase net income in accordance with GAAP. AFFO should not be considered an alternative to net earnings, as an indication of the company's performance or to cash flow as a measure of liquidity or ability to make distributions. Management considers AFFO a useful supplemental measure of the Company's performance. The Company's computation of AFFO may differ from the methodology for calculating AFFO used by other equity REITs, and therefore may not be comparable to such other REITs.

Agree Realty Corporation
Consolidated Balance Sheets (in thousands)
(Unaudited)

	June 30,	December 31,
	2014	2013
Assets:
Land	$ 171,375	$ 162,097
Buildings	321,988	297,465
Accumulated depreciation	(64,377)	(60,634)
Property under development	11,881	6,959
Property held for sale	-	4,845
Net real estate investments	440,867	410,732
Cash and cash equivalents	1,623	14,537
Accounts receivable	3,794	3,263
Deferred costs, net of amortization	32,324	30,990
Other assets	2,551	3,220
Total Assets	$ 481,159	$ 462,742
Liabilities
Notes Payable:
Mortgage notes payable	$ 102,929	$ 113,898
Unsecured revolving credit facility	43,364	9,500
Unsecured term loan	35,000	35,000
Total Notes Payable	181,293	158,398
Deferred revenue	1,236	1,467
Dividends and distributions payable	6,583	6,244
Other liabilities	5,054	4,417
Total Liabilities	194,166	170,526
Stockholder's Equity
Common stock (14,960,218 and 14,883,314 shares)	1	1
Additional paid-in capital	314,003	312,975
Deficit	(28,708)	(23,879)
Accumulated other comprehensive income (loss)	(809)	472
Non-controlling interest	2,506	2,647
Total Stockholder's Equity	286,993	292,216
	$ 481,159	$ 462,742

CONTACT: Brian Dickman, Chief Financial Officer, (248) 737-4190